EXHIBIT 99.1

200 Sandpointe Avenue | Suite 700 Santa Ana, CA 92707-5759 657.335.3665 www.ducommun.com

NEWS RELEASE

SHEILA G. KRAMER JOINS DUCOMMUN INCORPORATED’S

BOARD OF DIRECTORS

SANTA ANA, California (June 1, 2021) - Ducommun Incorporated (NYSE:DCO) announced that its Board of Directors elected Sheila G. Kramer as an independent director of the company, effective June 1, 2021. Ms. Kramer’s appointment expands the number of directors on Ducommun’s board to seven, six of whom are independent. Ms. Kramer will be a member of the company’s Corporate Governance and Nominating Committee.

“We are happy to have Sheila join our board and look forward to her contributions,” said Stephen G. Oswald, chairman, president and chief executive officer. “Sheila’s expertise in the critical area of human resources will certainly help the company work through not only the post pandemic challenges but also support Ducommun’s long-term growth plans.”

“I am both proud and honored to be joining the Ducommun Board of Directors,” said Ms. Kramer. “I look forward to working with their strong team of leaders to continue to advance the priorities of the business.”

Ms. Kramer currently serves as vice president and chief human resources officer at Donaldson Company, Inc., a leading manufacturer of innovative filtration products and solutions. Donaldson Company designs and manufactures replacement filters for both air and liquid filtration applications for fuel, lube and hydraulic applications, and exhaust and emissions systems and sensors in the construction, mining, agriculture, aerospace, defense and transportation end markets. Before joining Donaldson Company, Ms. Kramer served as vice president, human resources at Taylor Corporation, a premier provider of interactive printing and marketing solutions. Ms. Kramer holds a Master of Arts degree in Industrial Relations from the University of Minnesota – Carlson School of Management.

About Ducommun Incorporated

Ducommun Incorporated delivers value-added innovative manufacturing solutions to customers in the aerospace, defense and industrial markets. Founded in 1849, the company specializes in two core areas – Electronic Systems and Structural Systems – to produce complex products and components for commercial aircraft platforms, mission-critical military and space programs, and sophisticated industrial applications. For more information, visit Ducommun.com.

Forward Looking Statements

This press release includes “forward looking statements” within the meaning of the of the federal securities laws relating to Ducommun Incorporated as discussed above, including statements relating to Ducommun’s expectations relating to the contributions of its newly appointed director and similar expressions that concern Ducommun’s intentions or beliefs about future occurrences, expectations, or results. Forward looking statements are subject to risks, uncertainties and other factors that may change over time and may cause actual results to differ materially from those that are expected. It is very difficult to predict the effect of known factors, and Ducommun cannot anticipate all factors that could affect actual results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors, including those factors disclosed under “Risk Factors” in our reports filed with the SEC, including our Quarterly Reports on Form 10-Q, our Annual Reports on Form 10-K, and our Current Reports on Form 8-K. The forward looking statements included in this press release are made only as of the date of this press release, and Ducommun does not undertake any obligation to (and expressly disclaims any such obligation to) update the forward looking statements to reflect subsequent events or circumstances.

CONTACTS:

Christopher D. Wampler, Vice President, Chief Financial Officer, Controller and Treasurer, 310.513.7290.

Chris Witty, Investor Relations, 646.438.9385, cwitty@darrowir.com